Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

This is an agreement between you, William W. Krippaehne, Jr., and us, Fisher Communications, Inc. (“the Company”). This Agreement is dated for reference purposes March 1, 2005.

1)	Separation Agreement. Your employment by the Company is terminated effective January 6, 2005 (the “Separation Date”).

2)	Compensation. You will be paid your regular salary plus all accrued vacation benefits in the agreed amount of $565,651.15, less authorized deductions and withholdings, through the Separation Date.

3)	Separation Payment. The Company will provide you a separation payment in the gross amount of $650,000, which payment shall include any and all other obligations of the Company to you not covered by this Agreement, less authorized deductions and withholdings. To be eligible for this payment, you must continue to satisfy your obligations under this Agreement in a satisfactory manner. This payment will be made to you in four (4) equal quarterly payments in the gross amount of $162,500 each, payable on March 31, 2005, June 30, 2005, September 30, 2005 and December 30, 2005. All of these payments shall be made during calendar year 2005. You understand and agree that this payment to which you would not otherwise be entitled is provided as consideration, and in exchange for, your agreement to the release and other terms of this Agreement.

4)	Resignation. You hereby acknowledge that you resigned, effective January 6, 2005, as an officer and employee of the Company, as a Director and from any official or unofficial committees or bodies of the Company and its subsidiaries. You agree that from the date hereof, you have no authority to discharge contracts, enter into agreements, or engage in personnel activities on behalf of the Company.

5)	Employee Benefit Plans. You, your spouse and your dependents will be eligible to continue participation in our group medical, dental and vision plans pursuant to COBRA for up to eighteen (18) months (or longer if applicable under the COBRA regulations) following your separation. The Company will pay $333.86 each month toward your COBRA premiums, for eighteen (18) months or until you are eligible for coverage under any other group health coverage (as an employee or otherwise), whichever happens first. You will be required to make timely payment of any portion of premiums for which you are responsible. Failure to submit timely payment of premiums will result in cancellation of COBRA coverage.

Your rights under other employee benefit plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

6)	SERP. You will become vested in the Termination Benefit under the Company’s Supplemental Pension Plan (the “SERP”) on the Separation Date. Your Termination Benefit under the SERP (which Mercer Human Resource Consulting has computed as $19,146.21 per month) is payable to you as a monthly annuity commencing at age sixty-five (65). The Company may, in its sole discretion, pay the Termination Benefit to you as a reduced annuity commencing prior to age sixty-five (65) or as a lump sum equal to the present value of your accrued benefit.

The Company agrees that it will not treat your resignation as a voluntary termination of your employment under Section 5 of the SERP and that your Termination Benefit will be determined as though your employment with the Company was terminated by the Company.

FICA taxes will be due and payable on the present value of your Termination Benefit as of the Separation Date. We intend to withhold the employee portion of such FICA taxes first from your accrued vacation pay that will be included in your final paycheck and then, if necessary, from your separation payment. We shall be responsible for compliance with Treasury Regulation 31.3121(v)(2)-1.

7)	Stock Options. The Company has previously granted to you options to purchase an aggregate of one hundred seventy four thousand seven hundred (174,700) shares of the Company’s common stock (the “Stock Options”), as set forth on the schedule attached hereto as Exhibit A. As of the Separation Date, Stock Options to acquire one hundred nine thousand one hundred sixty (109,160) shares will be vested and fully exercisable. On the Separation Date, all Stock Options that have not previously vested will expire other than the unvested options to purchase sixteen thousand two hundred (16,200) shares of common stock granted to you on February 13, 2002 at an exercise price of $36.86 per share and the unvested options to purchase fifteen thousand forty (15,040) shares of common stock granted to you on March 24, 2003 at an exercise price of $46.88 per share, which options shall be deemed to be vested and fully exercisable upon the effective date of this Agreement under Section 15. You will have three (3) months following March 1, 2005 to exercise your vested Stock Options, unless they expire earlier in accordance with their terms.

8)	References. Upon your request, the Company will provide a mutually acceptable general letter of reference to future potential employers. Requests for such letter should be directed to the Vice President Human Resources.

9)	Release. In consideration of the promises contained in this Agreement, the parties agree:

a.	On behalf of yourself and anyone claiming through you, you irrevocably and unconditionally release, acquit and forever discharge the Company and/or its subsidiaries, affiliates, divisions, predecessors, successors and assigns, as well as their past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, agents, and anyone claiming through them (hereinafter collectively “Releasees”), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Such claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e, etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 62 1-634) as amended, under the Washington Constitution, and/or any other relevant state statutes or municipal ordinances (except you do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed); (2) disputed wages and benefits; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress. You do not waive rights and excluded from this release are any claims arising out of or relating to this Agreement.

b.	The Releasees irrevocably and unconditionally release, acquit and forever discharge you from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which they ever had against you arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Such claims include, but are not limited to: (1) disputed wages and benefits; (2) breach of any alleged employment contract; and (3) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

c.	That neither party shall bring any legal action against the other for any claim waived and released under this Agreement and that the parties represent and warrant that no such claims have been filed to date. The parties further agree that should they bring any type of administrative or legal action arising out of claims waived under this Agreement, the prevailing party with respect to such claim will bear all legal fees and costs, including those of the other party.

d.	Without limiting the release set forth in subparagraphs a., b. and c. above, the matters expressly waived and released herein are not limited to matters which are known or disclosed, and the parties hereby waive any and all rights and benefits which they now have, or in the future may have, conferred upon them, by virtue of the provisions of any Washington statute, the effect of which would be to prevent a general release, such as contemplated by this Agreement, from extending to claims which they do not know or suspect to exist in their favor at the time of executing this Agreement, which if known by them must have materially affected their decision to execute the release. They realize and acknowledge that the factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and they further agree that this Agreement has been negotiated and agreed upon in light of that realization and that they nevertheless hereby intend to release, discharge and acquit each other from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which in any way arise by virtue of the prior acts or omissions of such parties.

10)	Return of Property. You represent and agree that you have returned or will return all keys, credit cards, documents, equipment and other material that belong to the Company on or before signing this Agreement.

11)	Confidentiality. You understand and acknowledge that, in order to properly perform your duties the Company has entrusted you with certain Proprietary Information that is the result of great effort and expense on the part of the Company, that this Propriety Information is critical to the success of the Company and that the disclosure or use of this Proprietary Information would cause the Company irreparable harm, and that you, in entering into this Agreement, are fully aware of the Company’s need to protect this Proprietary Information. You therefore agree not to reveal Proprietary Information or trade secrets to any person, firm, corporation, or entity unless required to do so by a valid subpoena or unless being required to maintain such confidentiality would be in violation of the law. For the purposes of this Agreement, “Proprietary Information” shall be defined as information, whether disclosed orally or in writing, of any nature in any form, including without limitation all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, customer data, trade secrets, business methods, business processes, business techniques, business plans, data, graphs, charts, sound recordings and/or pictorial reproductions and other information that is not generally and publicly known, whether in oral, audio, visual, written or other form. Should you reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining you from disclosing same, or from rendering any services to any entity to whom said information has been, or is threatened to be, disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against you for a breach or threatened breach of this promise, including the recovery of damages from you. This promise is intended to and will apply in the broadest sense possible to information regarding Company’s business activities, plans, audience and clients and is not intended to be limited solely to matters which might meet the legal definition of “trade secrets” under Washington law. You further agree to keep the terms of this Agreement confidential. You agree that except as otherwise required by law, you will not disclose to any third party any of the terms of this Agreement, except your spouse, legal counsel, accountants and tax advisors, all of whom shall be bound by this confidentiality provision. You represent and warrant that you have not already acted inconsistently with the terms of this section. You acknowledge and agree that the Company may disclose this Agreement and/or describe the terms hereof in its filings with the Securities and Exchange Commission at any time after the date hereof.

12)	Cooperation. You agree to meet with the Company’s acting President and CEO and/or his designee prior to January 31, 2005 at such time or times as may be reasonably requested to discuss transition issues. You agree to cooperate fully to effectuate a smooth and efficient leadership transition. You also agree to make yourself reasonably available for a period of twelve (12) months from March 1, 2005 to consult by telephone on an as-needed basis with your successor or his designees regarding transitional matters; provided, however, that such consultation shall not require you to expend an unreasonable amount of time.

13)	Nonsolicitation/No Hires/Nondisruption. As an inducement for, and as additional consideration to, the Company to enter into this Agreement, you agree that for a period of twelve (12) months after March 1, 2005:

a.	Nonsolicitation of Employees and Consultants. You will not directly or indirectly solicit, influence, entice or encourage any person who is then or who at any time in the twelve (12) month period prior to this Agreement had been an employee of or consultant to the Company to cease or curtail his or her relationship with the Company.

b.	No-Hire. You agree that you will not directly or indirectly hire or attempt to hire, whether as an employee, consultant or otherwise, any person who is then or who at any time in the twelve (12) month period prior to this Agreement had been employed by the Company.

c.	Nondisruption, Other Matters. You agree that you will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, or any of its affiliates, on the one hand, and any of their respective customers, suppliers, employees or business relation of the Company, on the other hand.

14)	Nondisparagement. You agree that you will not disparage, criticize or otherwise malign the reputation of the Company, its parents or affiliates or any of their officers, directors or employees. The Company will use reasonable efforts to cause its officers and directors not to disparage or criticize you or otherwise malign your reputation.

15)	Consideration and Revocation Periods. You agree that you have been advised to consult legal counsel and that you have up to twenty-one (21) calendar days to consider this Agreement and you may use as much or as little of that time as you wish. You also have seven (7) calendar days following your execution of this Agreement to revoke it. You must make any such revocation in writing to the Vice President Human Resources. This Agreement shall not become effective or enforceable until the revocation period has expired.

16)	Resolution of Claims. The parties shall attempt to resolve through good-faith negotiation any controversy or claim arising out of, or relating to this Agreement, or a breach thereof, including without limitation, claims under Title VII of the Civil Right Act of 1964, as amended, wrongful discharge, defamation, state anti-discrimination statutes, the Americans with Disabilities Act, wage and hour claims, and any claim arising out of any other federal or state statute or common law. If negotiation is unsuccessful, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules. If mediation is unsuccessful, the dispute shall be settled by final and binding arbitration in Seattle in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The only disputes not covered by this Agreement shall be workers compensation claims, claims for unemployment compensation, and claim for injunctive relief and/or equitable relief brought by either party pursuant to paragraphs 9, 11, 13 and 14 above. The parties agree to abide by and perform in accordance with any award rendered by the arbitrator, and that judgment upon the award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The arbitrator’s fees and costs of arbitration shall be borne equally by the parties, and each party shall be responsible for its own legal fees and costs.

17)	Applicable Law. The laws of the State of Washington will govern the validity and execution of this Agreement and the disposition of any claims related to this Agreement.

18)	Assignment. Your rights hereunder shall not be assigned or transferred without the Company’s prior written consent. Any assignment without the Company’s prior written consent shall be null and void. The Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

19)	Complete Agreement. This Agreement and the SERP are the final and complete expression of all agreements between us on all subjects, and supersede any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement. You acknowledge that you have had adequate time to review and consider this Agreement and consult with counsel. You acknowledge you are not signing this Agreement relying on anything not set out here.

20)	Attorneys’ Fees. As a working condition fringe benefit pursuant to Internal Revenue Code Section 132(d), the Company shall reimburse you for the legal fees incurred by you in connection with the preparation and negotiation of this Agreement in the amount of $20,000.00.

AGREED BY Fisher Communications, Inc.:		AGREED BY William W. Krippaehne, Jr.:

By:	/s/ Phelps K. Fisher	/s/ William W. Krippaehne, Jr.
Its Chairman of the Board

Date:	March 8th, 2005	Date:	March 8th, 2005

EXHIBIT A

William W. Krippaehne Jr. Stock Options

Date Granted	Shares Exercisable	Shares Not Exercisable	Shares Total	Price
02/28/1996	13,200		13,200	37.25
03/05/1997	14,000		14,000	57.50
03/04/1998	14,400		14,400	65.50
03/03/1999	18,000		18,000	63.00
03/08/2000	18,800	4,700	23,500	59.88
02/14/2001	16,200	10,800	27,000	60.00
02/13/2002	10,800	16,200	27,000	36.86
04/24/2003	3,760	15,040	18,800	46.88
02/11/2004		18,800	18,800	51.50

TOTAL	109,160	66,540	174,700